                                                                     Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - -- - - - - - - - - -  x
                                          :
In re                                     :
                                          :
GLOBIX CORPORATION,                       :         Chapter 11
COMSTAR.NET, INC.,                        :         Case No. 02-10647 (PJW)
ATC MERGER CORP.,                         :         (Jointly Administered)
                                          :
                       Debtors.           :
                                          x
- - - - - - - - - - -- - - - - - - - - -








  AMENDED JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION AND CERTAIN SUBSIDIARIES
  -----------------------------------------------------------------------------

                                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM  LLP

                                     Jay M. Goffman
                                     Howard L. Ellin
                                     Frederick D. Morris
                                     4 Times Square
                                     New York, New York  10036-6552
                                     (212) 735-3000

                                        -and-

                                     Gregg M. Galardi (I.D. No. 2991)
                                     Robert A. Weber (I.D. No. 4013)
                                     One Rodney Square
                                     P.O. Box 636
                                     Wilmington, Delaware  19899-0636
                                     (302) 651-3000

                                     Attorneys for Globix Corporation, et al.,
                                       Debtors and Debtors-in-Possession


Dated:   Wilmington, Delaware
         April 8, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION..............................................................PLAN-1

ARTICLE  I.

DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME...................................................PLAN-1
    A.   Scope of Definitions; Rules of Construction......................PLAN-1
    B.   Definitions......................................................PLAN-1
    C.   Rules of Interpretation..........................................PLAN-5
               1.   General...............................................PLAN-5
               2.   "Including"...........................................PLAN-5
               3.   "On"..................................................PLAN-5
    D.   Computation of Time..............................................PLAN-6

ARTICLE  II.

TREATMENT OF UNCLASSIFIED CLAIMS..........................................PLAN-6
    A.   Administrative Claims............................................PLAN-6
    B.   Priority Tax Claims..............................................PLAN-6

ARTICLE  III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS......................PLAN-6
    A.   Introduction.....................................................PLAN-6
    B.   Summary of Classes...............................................PLAN-6
    C.   Treatment of Classes.............................................PLAN-7
               1.   Class 1 - Other Priority Claims.......................PLAN-7
               2.   Class 2 - Secured Claims..............................PLAN-7
               3.   Class 3 - General Unsecured Claims....................PLAN-7
               4.   Class 4 - Senior Note Claims..........................PLAN-8
               5.   Class 5 - Preferred Interests.........................PLAN-8
               6.   Class 6 - Equity Interests............................PLAN-8
               7.   Class 7 - Warrants Interests..........................PLAN-8
               8.   Class 8 - Subsidiary Common Stock Interests...........PLAN-9
    D.   Allowed Claims and Interests.....................................PLAN-9
    E.   Postpetition Interest............................................PLAN-9
    F.   Alternative Treatment............................................PLAN-9

ARTICLE  IV.

MEANS FOR IMPLEMENTATION OF THE PLAN......................................PLAN-9
    A.   Continued Corporate Existence....................................PLAN-9
    B.   Corporate Action.................................................PLAN-9
               1.   Cancellation Of Existing Securities and Agreements ...PLAN-9
    C.   Restructuring Transactions......................................PLAN-10
               1.   New Securities.......................................PLAN-10
               2.   Registration Rights..................................PLAN-10
    D.   Directors and Officers..........................................PLAN-11
    E.   Revesting of Assets.............................................PLAN-11
    F.   Preservation of Rights of Action; Settlement of Litigation
               Claims................................................... PLAN-11
    G.   Effectuating Documents; Further Transactions................... PLAN-11

    H.   Exemption from Certain Transfer Taxes...........................PLAN-11

ARTICLE V.

PROVISIONS GOVERNING DISTRIBUTIONS.......................................PLAN-12
    A.   Distributions for Claims and Interests Allowed as of the
               Effective Date............................................PLAN-12
    B.   Disbursing Agent................................................PLAN-12
    C.   Surrender of Securities or Instruments..........................PLAN-12
    D.   Instructions to Disbursing Agent................................PLAN-12
    E.   Services of Indenture Trustee...................................PLAN-13
    F.   Record Date for Distributions to Holders of Senior Notes,
               Preferred Stock, and Common Stock.........................PLAN-13
    G.   Means of Cash Payment...........................................PLAN-13
    H.   Calculation of Distribution Amounts of New Common Stock.........PLAN-13
    I.   Delivery of Distributions; Undeliverable or Unclaimed
               Distributions.............................................PLAN-13
    J.   Withholding and Reporting Requirements..........................PLAN-14
    K.   Setoffs.........................................................PLAN-14

ARTICLE VI.

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS......................................PLAN-14
    A.   Objections to Claims; Disputed Claims...........................PLAN-14
    B.   No Distribution Pending Allowance...............................PLAN-14
    C.   Distributions After Allowance...................................PLAN-15

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES.................................................... PLAN-15
    A.   Assumed Contracts and Leases....................................PLAN-15
    B.   Payments Related to Assumption of Contracts and Leases..........PLAN-15
    C.   Rejected Contracts and Leases...................................PLAN-15
    D.   Claims Based on Rejection of Executory Contracts or
               Unexpired Leases..........................................PLAN-15
    E.   Compensation and Benefit Plans and Treatment of Retirement
               Plan......................................................PLAN-16

ARTICLE  VIII.

ACCEPTANCE OR REJECTION OF THE PLAN......................................PLAN-16
    A.   Classes Entitled To Vote........................................PLAN-16
    B.   Acceptance by Impaired Classes..................................PLAN-16
    C.   Elimination of Classes..........................................PLAN-16
    D.   Cramdown........................................................PLAN-16

ARTICLE IX.

SECURITIES TO BE ISSUED
IN CONNECTION WITH THE PLAN..............................................PLAN-17

ARTICLE X.

CONDITIONS PRECEDENT TO THE PLAN'S
CONFIRMATION AND CONSUMMATION............................................PLAN-17
    A.   Conditions to Confirmation......................................PLAN-17
    B.   Conditions to Effective Date....................................PLAN-17
    C.   Waiver of Conditions............................................PLAN-18

                                    PLAN-ii

ARTICLE XI.

MODIFICATIONS AND AMENDMENTS; WITHDRAWAL.................................PLAN-18

ARTICLE XII.

RETENTION OF JURISDICTION................................................PLAN-19

ARTICLE XIII.

COMPROMISES AND SETTLEMENTS..............................................PLAN-20

ARTICLE XIV.

MISCELLANEOUS PROVISIONS................................................ PLAN-20
    A.   Bar Date for Professional Fee Claims............................PLAN-20
    B.   Payment of Statutory Fees.......................................PLAN-20
    C.   Severability of Plan Provisions.................................PLAN-20
    D.   Successors and Assigns..........................................PLAN-21
    E.   Discharge of the Debtors and Injunction.........................PLAN-21
    F.   Debtors' Releases...............................................PLAN-21
    G.   Other Releases..................................................PLAN-21
    H.   Exculpation and Limitation of Liability.........................PLAN-22
    I.   Waiver of Enforcement of Subordination..........................PLAN-22
    J.   Term of Injunctions or Stays....................................PLAN-22
    K.   Binding Effect..................................................PLAN-23
    L.   Revocation, Withdrawal, or Non-Consummation.....................PLAN-23
    M.   Committees......................................................PLAN-23
    N.   Plan Supplement.................................................PLAN-23
    O.   Notices to Debtors..............................................PLAN-23
    P.   Indemnification Obligations.....................................PLAN-24
    Q.   Governing Law...................................................PLAN-24
    R.   Prepayment......................................................PLAN-25
    S.   Section 1125(e) of the Bankruptcy Code..........................PLAN-25


                                    PLAN-iii

                                TABLE OF EXHIBITS

New Notes Indenture ...........................................................A

Reorganized Globix Certificate of Incorporation .............................B-1

Reorganized Globix By-laws ..................................................B-2

Description of New Common Stock ...............................................C

Registration Rights Agreement .................................................D

             The following exhibits are included in the Plan Supplement.

Director Designations .........................................................E

Changes In Management and Additional Indemnitees ..............................F


                                    PLAN-iv

                                  INTRODUCTION

     Globix Corporation, Comstar.net, Inc., and ATC Merger Corp., jointly propose the following plan of reorganization under Chapter 11 of the Bankruptcy Code.


                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME


A.   Scope of Definitions; Rules of Construction

     Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined in this Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.   Definitions

     1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fees, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (d) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, and (e) the reasonable post-petition fees and expenses of the Indenture Trustee, including successors thereto, including reasonable attorney's fees and expenses of such Indenture Trustee.

     1.2 "Allowed" means, with respect to a Claim or Interest within a particular class, an Allowed Claim or Allowed Interest of the type described in such class.

     1.3 "Allowed Claim" means any Claim against any Debtor, which is listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be allowed and/or the amount of any such Claim shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further, that proofs of claim need not and should not be filed with respect to any Claims with the Bankruptcy Court; and provided, further, the Reorganized Debtors in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution. An Allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of distributions under the Plan, include
(i) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (ii) punitive or exemplary damages or (iii) any fine, penalty or forfeiture.

     1.4 "Allowed Interest" means an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further, that proofs of Interest need not and should not be filed with respect to any Interests with the Bankruptcy Court; and provided, further, that the Reorganized Debtors in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Interest for resolution.

     1.5   "ATC" means ATC Merger Corp., a New York corporation.

     1.6 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. (ss)(ss) 101-1330, as now in effect or hereafter amended.

     1.7 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.

     1.8 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

     1.9 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

     1.10  "Cash" means legal tender of the United States of America.

     1.11 "Certificate" shall have the meaning ascribed to such term in Article V.C.

     1.12 "Chapter 11 Cases" means the jointly administered Chapter 11 cases of Globix, Comstar and ATC.

     1.13 "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

     1.14  "Class" means one of the classes of Claims or Interests listed in
Article III below.

     1.15 "Committee" means any official committee appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

     1.16 "Common Stock" means Globix's common stock, par value $.01 per share, issued and outstanding immediately before the Petition Date, traded on the Nasdaq National Market under the symbol "GBIX."

     1.17  "Comstar" means Comstar.net, Inc., a Georgia Corporation.

     1.18  "Confirmation" means the Bankruptcy Court's confirmation of the Plan.

     1.19 "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

     1.20 "Confirmation Hearing" means the Bankruptcy Court's hearing to consider confirmation of the Plan, as it may be adjourned or continued from time to time.

     1.21 "Confirmation Order" means the Bankruptcy Court's order confirming the Plan under section 1129 of the Bankruptcy Code.

     1.22 "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

     1.23 "Debtor" means each of Globix, Comstar and ATC in their capacity as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code, and "Debtors" means all of them collectively, and when the context so requires, as post-confirmation entities reorganized hereunder.

     1.24 "Disallowed Claim" or "Disallowed Interest" means any Claim against or Interest in any Debtor which has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

                                     PLAN-2

     1.25 "Disbursing Agent" means Reorganized Globix or any party designated by Reorganized Globix, in its sole discretion, to serve as a disbursing agent under the Plan.

     1.26 "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

     1.27 "Disputed Interest" means every Interest that is not an Allowed Interest.

     1.28 "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Interests as provided in
Article V of this Plan.

     1.29 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the seventh (7th) Business Day after the Confirmation Date.

     1.30 "Effective Date" means the first Business Day (i) on which all conditions to the Plan's consummation in Article X.B hereof have been satisfied or waived and (ii) that is the date on which the Plan is consummated.

     1.31  "Equity Interest" means the Interest of each owner of Common Stock.

     1.32 "Estate" means the estate of any of the Debtors in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

     1.33 "Existing Securities" means, collectively, the Preferred Stock, Common Stock, Senior Notes, and Warrants.

     1.34 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, and (b) when used in reference to an Allowed Claim, the allowed amount thereof.

     1.35 "Final Order" means an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing or file a notice of appeal has expired, and (iii) no appeal or request for a stay or other review is pending.

     1.36 "General Unsecured Claim" means an unsecured Claim that is not entitled to priority under section 507 of the Bankruptcy Code.

     1.37  "Globix" means Globix Corporation, a Delaware Corporation.

     1.38 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.39 "Indenture" means the indenture dated as of February 8, 2000, between Globix and the Indenture Trustee, pursuant to which the Senior Notes were issued, as such Indenture is or has been amended or supplemented from time to time in accordance with the terms thereof.

     1.40 "Indenture Trustee" means HSBC Bank USA or its successor, in either case in its capacity as indenture trustee for the Senior Notes.

     1.41 "Interest" means the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor.

     1.42 "Management Incentive Plan" means the management incentive plan pursuant to which the Management Incentive Options will be issued, to be adopted by Reorganized Globix pursuant to Article IV.C hereof.

     1.43 "Management Incentive Plan Participants" means the employees of Globix and any of its subsidiaries who will be participants in the Management Incentive Plan.

                                     PLAN-3

     1.44 "Management Incentive Options" means the options to be issued by the Reorganized Globix to the Management Incentive Plan Participants to purchase New Common Stock pursuant to the provisions of the Management Incentive Plan.

     1.45 "New Common Stock" means the new common stock to be issued by Reorganized Globix under the Plan as of the Effective Date.

     1.46 "New Notes" means the 11% Senior Secured Notes due 2008 of Reorganized Globix, in the aggregate principal amount of $120 million, to be issued and distributed pursuant to the Plan on the Distribution Date and governed by the terms of the New Notes Indenture.

     1.47 "New Notes Indenture" means the indenture to be entered into between Reorganized Globix and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Notes shall be issued, which indenture shall be substantially in the form of the indenture attached hereto as Exhibit A.

     1.48 "New Securities" means, collectively, the New Common Stock and the New Notes.

     1.49 "Noteholders' Committee" means the informal committee of certain holders of Senior Notes formed prior to the Petition Date, the members of which include Romulus Holdings, Inc., Morgan Stanley Asset Management, MacKay Shields LLC, and Goldman, Sachs & Co. Special Situations Investing, which committee represents at least 51% in principal amount of the holders of Senior Notes.

     1.50  "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.51 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

     1.52 "Petition Date" means March 1, 2002, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

     1.53 "Plan" means this plan of reorganization, as it may be amended, modified, or supplemented from time to time.

     1.54 "Plan Supplement" means the compilation of documents, including any exhibits to the Plan not included herewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing.

     1.55 "Postpetition Interest" means interest, accruing after the Petition Date, on a Claim.

     1.56 "Preferred Interest" means the Interest of each owner of the Preferred Stock.

     1.57 "Preferred Stock" means Globix's Series A 7.5% Convertible Preferred Stock, par value $.01 per share, issued and outstanding immediately before the Petition Date.

     1.58  "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     1.59 "Professional" means a professional person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

     1.60 "Professional Fee Claim" means a Professional's Claim for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and before and including the Effective Date.

     1.61 "Pro Rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate Face Amount of all Claims or Interests (including Disputed Claims or Disputed Interests, but excluding Disallowed Claims or Disallowed Interests) in that Class, unless the Plan provides otherwise.

                                     PLAN-4

     1.62 "Registration Rights Agreement" means the agreement among Reorganized Globix and certain holders of New Common Stock and New Notes who are or may be deemed to be "affiliates" or "underwriters" of Reorganized Globix for purposes of the Securities Act of 1933, governing the registration of New Common Stock and New Notes, in substantially the form of the registration rights agreement annexed hereto as Exhibit D.

     1.63 "Reorganized _____," where _______ is Globix, Comstar or ATC, means the identified entity on and after the Effective Date.

     1.64 "Reorganized Debtor" means each of Reorganized Globix, Reorganized Comstar, and Reorganized ATC, and "Reorganized Debtors" means all of them.

     1.65 "Reorganized Globix Certificate of Incorporation and By-laws" means Reorganized Globix's certificate of incorporation and by-laws in effect under the laws of the State of Delaware, as amended by the Plan, substantially in the form annexed hereto as Exhibits B-1 and B-2.

     1.66 "Secured Claim" means a Claim that is secured by a lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by a Debtor or Reorganized Debtor and the holder of such claim.

     1.67 "Senior Notes" means the 12 1/2% Senior Notes issued under the Indenture in the aggregate principal amount of $600,000,000, coming due on February 1, 2010.

     1.68 "Solicitation Order" means the Final Order of the Bankruptcy Court or other court of competent jurisdiction providing, among other things, that Class 6 is deemed to have rejected the Plan and is not entitled to vote on the Plan.

     1.69 "Subsidiary Common Stock Interests" means, collectively, the issued and outstanding common stock of Comstar and ATC.

     1.70 "Warrants" means all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans, and any other options, warrants, or rights, contractual or otherwise, if any (other than Preferred Stock), to acquire or receive an Interest, authorized as of the Petition Date.

     1.71 "Warrants Interest" means any Interest arising from or under the Warrants.

C.   Rules of Interpretation

           1.    General

     In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

           2.    "Including"

     As used in this Plan, "including" means "including without limitation."

           3.    "On"

     With reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.

                                     PLAN-5

D.  Computation of Time

    In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE II.

                        TREATMENT OF UNCLASSIFIED CLAIMS

    In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A.  Administrative Claims

    Each holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto; and (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Debtors.

B.  Priority Tax Claims

    On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

                                  ARTICLE III.

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.  Introduction

    The Plan places all Claims and Interests, except Unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in other Classes to the extent that any portion thereof falls within the description of other Classes.

B.  Summary of Classes


               Class                    Impaired/Unimpaired; Entitlement to Vote

--------------------------------------------------------------------------------

                                     PLAN-6



Class 1 - Other Priority Claims                    Unimpaired - Deemed to have accepted the Plan and not
                                                   entitled to vote

Classes 2A, 2B, 2C, etc. - Secured Claims          Unimpaired - Deemed to have accepted the Plan and not
                                                   entitled to vote

Class 3 - General Unsecured Claims                 Unimpaired - Deemed to have accepted the Plan and not
                                                   entitled to vote

Class 4 - Senior Note Claims                       Impaired - Entitled to vote

Class 5 - Preferred Interests                      Impaired - Entitled to vote

Class 6 - Equity Interests                         Impaired - If the Bankruptcy Court enters the Solicitation
                                                   Order, Class 6 will be deemed to have rejected the Plan
                                                   and therefore is not entitled to vote

Class 7 - Warrants Interests                       Impaired - Deemed to have rejected the Plan and not
                                                   entitled to vote

Class 8 - Subsidiary Common Stock Interests        Unimpaired - Deemed to have accepted the Plan and not
                                                   entitled to vote

C.  Treatment of Classes

        1. Class 1 - Other Priority Claims

           a. Claims in Class: Class 1 consists of all Other Priority Claims against all Debtors.

           b. Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

        2. Class 2 - Secured Claims

           a. Claims in Class: Each sub-Class of Class 2 Secured Claims contains a single Secured Claim, and in the aggregate include all Secured Claims against all Debtors. Each sub-Class is a separate Class for all purposes under the Bankruptcy Code and the Plan, including for voting purposes. If the Claim of a holder of a Secured Claim exceeds the value of the collateral that secures it, such holder will have a Secured Claim equal to the collateral's value and a General Unsecured Claim for the deficiency.

           b. Treatment: The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan, or such Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

        3. Class 3 - General Unsecured Claims

           a. Claims in Class: Class 3 consists of all General Unsecured Claims against all Debtors other than claims in respect of Senior Notes classified in Class 4.


           b. Treatment: Each holder of an Allowed Class 3 General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 3 General Unsecured Claim, in the sole discretion of the Debtors, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full in Cash on the later of the Effective Date and the date such claim becomes an Allowed Claim, or shall otherwise be paid in accordance with

                                     PLAN-7
the terms of any agreement between the respective Debtor and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of business, or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 3 General Unsecured Claim entitles the holder of such Claim.

        4.  Class 4 - Senior Note Claims

            a. Claims in Class: Class 4 consists of any Claims directly or indirectly arising from or under, or relating in any way to, Senior Notes.

            b. Treatment: On or as soon as practicable after the Effective Date each holder of an Allowed Class 4 Senior Note Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 Senior Note Claim, its Pro Rata share of (i) $120 million principal amount of New Notes, and (ii) 13,991,000 shares of New Common Stock (representing approximately 85 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options. For tax purposes, all New Common Stock and New Notes received by holders of Allowed Class 4 Senior Note Claims in satisfaction of the Senior Notes will be allocated first in full satisfaction of principal upon such Senior Notes and second in satisfaction of any accrued unpaid interest. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, in respect of any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims.

        5.  Class 5 - Preferred Interests

            a. Interests in Class: Class 5 consists of all Preferred Interests in Globix and any Claims directly or indirectly arising from or under, or relating in any way to, Preferred Stock.

            b. Treatment: On the Effective Date Preferred Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 5 Preferred Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Preferred Interest, its Pro Rata share of 2,304,400 shares of New Common Stock (representing approximately 14 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 5 Preferred Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, in respect of any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 5 Preferred Interests.

        6.  Class 6 - Equity Interests

            a. Interests in Class: Class 6 consists of all Equity Interests in Globix and any Claims directly or indirectly arising from or under, or relating in any way to, Common Stock.

            b. Treatment: On the Effective Date Equity Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 6 Equity Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Equity Interest, its Pro Rata share of 164,600 shares of New Common Stock (representing approximately 1 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options.

        7.  Class 7 - Warrants Interests

            a. Interests in Class: Class 7 consists of all Warrants Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Warrants.


                                     PLAN-8

            b. Treatment: On the Effective Date all Warrants Interests shall be cancelled and the holders of Warrants Interests shall not receive or retain any property or interest in property on account of their Class 7 Warrants Interests.

        8.  Class 8 - Subsidiary Common Stock Interests

            a. Interests in Class: Class 8 consists of all Subsidiary Common Stock Interests.

            b. Treatment: The legal, equitable and contractual rights of Globix in the Subsidiary Common Stock Interests are unaltered by the Plan.

D. Allowed Claims and Interests

    Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors shall only make distributions to holders of Allowed Claims and Allowed Interests. No holder of a Disputed Claim or Disputed Interest will receive any distribution on account thereof until and to the extent that its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

E.  Postpetition Interest

    In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein or in an order of the Bankruptcy Court, no holder of a Claim shall be entitled to or receive Postpetition Interest.

F.  Alternative Treatment

    Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors, with the consent of the Noteholders' Committee, may agree to in writing.

                                   ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.  Continued Corporate Existence

    Reorganized Globix, Reorganized Comstar and Reorganized ATC shall continue to exist after the Effective Date as separate corporate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated, under their respective certificates of incorporation and by-laws in effect before the Effective Date except as their certificates of incorporation and by-laws are amended by this Plan. On the Effective Date, the certificate of incorporation and by-laws of each Reorganized Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized Globix Certificate of Incorporation shall include a provision authorizing the issuance of 500,000,000 shares of New Common Stock.

B.  Corporate Action

        1.  Cancellation Of Existing Securities and Agreements

    As of the Effective Date, the certificates constituting the Existing Securities will evidence solely the right to receive the distribution of the consideration, if any, set forth in Article III.C. On the Effective Date, except as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person and (ii) the obligations of Globix under the Existing Securities and under Globix's certificate of incorporation, any agreements, indentures, or certificates of designations governing the Existing Securities shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Existing Securities and that is administered by an indenture

                                     PLAN-9
trustee, agent, or servicer shall continue in effect solely for the purposes of
(a) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of the Indenture shall not impair the rights and duties under the Indenture as between the Indenture Trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Interests other than Subsidiary Common Stock Interests, to the extent not already cancelled, shall be cancelled.

    Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in this Article IV.B.1 shall not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, Reorganized Globix may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five (5) days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan on account of Class 4 Senior Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, Reorganized Globix shall designate a distribution agent to act in place of the indenture trustee, agent or servicer, and the provisions of this Article IV.B.1 shall be deemed to apply to the new distribution agent.

C.  Restructuring Transactions

       1.   New Securities

            a.  Authorization

    As of the Effective Date, the issuance by Reorganized Globix of (i) $120 million in principal amount of New Notes, and (ii) 500 million shares of New Common Stock, is hereby authorized without further act or action under applicable law, regulation, order or rule.

            b.  Issuance

    The New Notes and New Common Stock, authorized pursuant to this Article IV.C.1 hereof shall be issued by Reorganized Globix pursuant to the Plan without further act or action under applicable law, regulation, order or rule. The Management Incentive Options shall be issued by Reorganized Globix in accordance with the Management Incentive Plan to be adopted by the compensation committee of the board of directors of Reorganized Globix.

            c.  Reserve

    Reorganized Globix shall reserve 1,828,889 shares of the New Common Stock for issuance pursuant to the Management Incentive Options without further act or action under applicable law, regulation, order or rule.

       2.   Registration Rights

    Reorganized Globix and certain holders of shares of New Common Stock and New Notes who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act of 1933 shall enter into the Registration Rights Agreement on or prior to the Effective Date. Pursuant to the Registration Rights Agreement, among other things, Reorganized Globix shall (i) within ninety days after the Effective Date, prepare and file, and have declared effective as soon as possible thereafter a registration statement or registration statements under the Securities Act of 1933, as amended, for the offering on a continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, certain shares of New Common Stock and New Notes (the "Registrable Securities") held by certain "underwriters" or "affiliates" (the "Shelf Registration"), (ii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date on which all covered securities have been sold pursuant to the Shelf Registration or pursuant to Rule 144 under the Securities Act of 1933, as amended, (b) subject to Section 4(c) of the Registration Rights Agreement, the date that is the three-year anniversary of the date upon which the shelf registration statement is declared effective by the Securities and Exchange Commission, and
(c) the date when there are no remaining Registrable Securities outstanding; and
(iii) use its reasonable best efforts to cause the New Common Stock to be quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System.

                                    PLAN-10

D.  Directors and Officers

    On the Effective Date, the term of the current board of directors of Globix shall expire. The initial board of directors of Reorganized Globix after the Effective Date shall consist of 7 members, which shall include 5 members to be designated by the Noteholders' Committee, one member to be designated by the holders of Preferred Interests, and Marc Bell, the current non-executive chairman of the board, who will be designated Non-Executive Chairman. Globix will identify the individuals proposed to serve as directors of Reorganized Globix as well as any proposed changes to the existing management in the Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing. The board of directors of Reorganized Globix shall have the responsibility for the management, control, and operation of Reorganized Globix on and after the Effective Date. The existing officers and directors of Comstar and ATC shall serve initially in their current capacities for Reorganized Comstar and Reorganized ATC, respectively, unless otherwise provided in the Plan Supplement.

E.  Revesting of Assets

    The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges and liens except as specifically provided in the Plan or Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

F.  Preservation of Rights of Action; Settlement of Litigation Claims

    Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

G.  Effectuating Documents; Further Transactions

    The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

H.  Exemption from Certain Transfer Taxes

    Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                    PLAN-11

                                   ARTICLE V.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.  Distributions for Claims and Interests Allowed as of the Effective Date

    Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution under the Plan of property other than Cash shall be made by the Disbursing Agent or the Indenture Trustee in accordance with the terms of the Plan.

B.  Disbursing Agent

    The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, V, and VI hereof), except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement.

    If the Disbursing Agent is an independent third party designated by Reorganized Globix to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

C.  Surrender of Securities or Instruments

    On or before the Distribution Date, or as soon as reasonably practicable thereafter, each holder of an instrument evidencing an Existing Security (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Notes, the Indenture Trustee, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or Indenture Trustee, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or Indenture Trustee, as the case may be, prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims or Interests in respect of such Certificate and shall not participate in any distribution hereunder, and (i) all Cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Globix and (ii) all New Common Stock or New Notes, as the case may be, in respect of such forfeited distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

D.  Instructions to Disbursing Agent

    Prior to any distribution on account of a Class 4 Senior Note Claim, the Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal accompanying properly remitted securities of the names of holders of Allowed Class 4 Senior Note Claims, and the face amount of New Notes and/or number of shares of New Common Stock, as the case may be, to be issued and distributed to or on behalf of such holders of Allowed Class 4 Senior Note Claims in exchange for properly surrendered Senior Notes.

                                    PLAN-12

E.  Services of Indenture Trustee

    The Indenture Trustee's services with respect to consummation of the Plan shall be as set forth in the Plan.

F. Record Date for Distributions to Holders of Senior Notes, Preferred Stock, and Common Stock

    At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes, Preferred Stock, and Common Stock shall be closed, and there shall be no further changes in the record holders of such securities. Reorganized Globix and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders sated on the transfer ledgers as of the close of business on the Distribution Record Date.

G.  Means of Cash Payment

    Cash payments under this Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion

H.  Calculation of Distribution Amounts of New Common Stock

    No fractional shares of New Common Stock shall be issued or distributed under the Plan or by Reorganized Globix or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the Disbursing Agent shall allocate separately one whole share to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. No shares of New Common Stock will be issued and no other property will be distributed under the Plan or by Reorganized Globix or any Disbursing Agent, indenture trustee, agent or servicer on account of entitlements to a fractional share of New Common Stock which fall below a threshold level to be determined by the Disbursing Agent after allocation of whole shares in respect of entitlements to fractional shares as described above. Accordingly, a person who otherwise would be entitled to receive a distribution of a fractional share of New Common Stock will not receive any such distribution if the number of fractional shares such person was to receive falls below such threshold.

I.  Delivery of Distributions; Undeliverable or Unclaimed Distributions

    Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the Indenture Trustee, as the case may be, (a) at the holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Senior Note Claim, at the address in the Indenture Trustee's official records, or (d) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or Indenture Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the Indenture Trustee shall be returned to the appropriate Reorganized Debtor or the Indenture Trustee, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second
(2nd) anniversary of the Effective Date, after which date all unclaimed property shall revert to the appropriate Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

                                    PLAN-13

J.  Withholding and Reporting Requirements

    In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

K.  Setoffs

    A Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such holder. Nothing herein shall be deemed to expand rights to setoff under applicable law.


                                   ARTICLE VI.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A.  Objections to Claims; Disputed Claims

    Except as otherwise provided in the Plan, holders of Claims and Interests shall not be required to file proofs of Claim with the Bankruptcy Court, and no parties should file proofs of Claim or proofs of Interests with the Bankruptcy Court. The Debtors do not intend to object to the allowance of Claims and Interests filed with the Bankruptcy Court. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Unless disputed by a holder of a Claim or Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Interest of such holder. If any holder of a Claim or Interest disagrees with the Debtors, such holders must so advise the Debtors in writing, in which event, the Claim or Interest will be a Disputed Claim or a Disputed Interest. The Debtors intend to attempt to resolve any such disputes consensually, or through other judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims or Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

B.  No Distribution Pending Allowance

    Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

                                    PLAN-14

C.  Distributions After Allowance


    To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution to which such holder is entitled under this Plan.

                                  ARTICLE VII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.  Assumed Contracts and Leases

    Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or
(iii) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B.  Payments Related to Assumption of Contracts and Leases

    Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.  Rejected Contracts and Leases

    Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

D.  Claims Based on Rejection of Executory Contracts or Unexpired Leases

    All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Reorganized Debtor and its counsel within sixty (60) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, or (ii) the Confirmation Date. Any Claims not served within such times will be forever barred from assertion against the respective Reorganized Debtor, its Estate, and its property.

                                    PLAN-15

E.  Compensation and Benefit Plans and Treatment of Retirement Plan

    Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article VII.A hereof, and the Debtors' obligations under such programs to Persons shall survive confirmation of this Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.

                                  ARTICLE VIII.

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.  Classes Entitled To Vote

    Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan, other than Class 6 Equity Interests, is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote. The Debtors have requested that the Bankruptcy Court enter the Solicitation Order waiving the requirement, if any, to solicit acceptances or rejections of the Plan from holders of Equity Interests and deeming such holders of Class 6 Equity Interests to have rejected the Plan. If the Solicitation Order is entered, Class 6 will be deemed to have rejected the Plan and therefore will not be entitled to vote to accept or reject the Plan.

B.  Acceptance by Impaired Classes

    An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C.  Elimination of Classes

    Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

D.  Cramdown

    To the extent necessary, the Debtors shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                    PLAN-16

                                   ARTICLE IX.

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN

     On or before the Distribution Date, Reorganized Globix shall issue for distribution in accordance with the provisions of the Plan the New Notes and New Common Stock required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The form of indenture governing the New Notes is annexed hereto as Exhibit A. A description of the terms of the New Common Stock is annexed hereto as Exhibit C.

                                   ARTICLE X.

                       CONDITIONS PRECEDENT TO THE PLAN'S
                          CONFIRMATION AND CONSUMMATION

A.  Conditions to Confirmation

    The Plan's Confirmation is subject to the satisfaction or due waiver of the following condition precedent:

        The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Noteholders' Committee, and the holders of Preferred Stock.

B.  Conditions to Effective Date

    The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article X.C below:

    1. The Confirmation Order, in form and substance reasonably acceptable to the Debtors, Noteholders' Committee, and the holders of Preferred Stock, must have become a Final Order and must, among other things, provide that:

       a. the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

       b. the provisions of the Confirmation Order are non-severable and mutually dependent;

       c. all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

       d. the transfers of property by the Debtors (i) to the Reorganized Debtors (a) are or will be legal, valid, and effective transfers of property,
(b) vest or will vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Interests under the Plan are for good consideration and value;

       e. except as expressly provided in the Plan, the Debtors are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or

                                    PLAN-17
noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

       f. the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its Confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;

       g. all Equity Interests and other Interests in Globix shall be cancelled effective upon the Effective Date; and

       h. the New Notes and New Common Stock issued under the Plan in exchange for Claims and Interests are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Notes and New Common Stock are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

    2. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

    3. The following agreements, in form reasonably satisfactory to the Debtors, Noteholders' Committee, and the holders of Preferred Stock shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

       a.  Reorganized Globix Certificate of Incorporation and By-laws;

       b.  New Notes Indenture; and

       c.  Registration Rights Agreement.

    4. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Notes and New Common Stock.

    5. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

C.  Waiver of Conditions

    Each of the conditions set forth in Article X.B above, other than as set forth in Article X.B.1, may be waived in whole or in part by Globix with the consent of the Noteholders' Committee and the holders of Preferred Stock, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by Globix with the consent of the Noteholders' Committee and the holders of Preferred Stock regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Globix). The failure of Globix to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                   ARTICLE XI.

                    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

     Globix may alter, amend, or modify this Plan or any exhibits hereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. Globix reserves the right to include any amended exhibits in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, Globix may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and

                                    PLAN-18
to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clause (A) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

     A. To determine any and all objections to the allowance of Claims or Interests;

     B. To determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

     C. To determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

     D. Hear and determine all Professional Fee Claims and other Administrative Claims;

     E. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

     F. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

     G. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     H. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

     I. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

     J. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     K. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     L. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     M. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

     N. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

                                    PLAN-19

    O. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

    P. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

    Q. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

    R.  Enter a final decree closing the Chapter 11 Cases.


                                  ARTICLE XIII.

                           COMPROMISES AND SETTLEMENTS

    Pursuant to Bankruptcy Rule 9019(a), the Debtors may, with the consent of the Noteholders' Committee while it exists, compromise and settle various Claims against them and/or claims they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Articles IV.E and IV.F hereof.

                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

A.  Bar Date for Professional Fee Claims

    All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Effective Date must be filed and served only on the Reorganized Debtors and their counsel, as well as those parties filing notices of appearance in these cases or otherwise request notice of such application, no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B.  Payment of Statutory Fees

    All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

C.  Severability of Plan Provisions

    If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                                    PLAN-20

D.  Successors and Assigns

    The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

E.  Discharge of the Debtors and Injunction

    All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtor's assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Debtors, the Debtors' assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

    In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interest discharged hereby. Except as otherwise expressly provided in this Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, the Debtors will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

F.  Debtors' Releases

    On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which they have or may have against any present or former director, officer, or employee of the Debtors relating to the Chapter 11 Cases or the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of
(i) any express contractual obligation owing by any such director, officer, or employee of the Debtors or (ii) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

    On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under Chapter 5 of the Bankruptcy Code, which they have or may have against any holder of Preferred Stock or Senior Notes and its respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with actions taken as or in its capacity of being a holder of the Preferred Stock or Senior Notes.

G.  Other Releases

    On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtors, Reorganized Debtors, the Noteholders' Committee, each holder of the Senior Notes, each holder of Preferred Stock, and the Indenture Trustee, and each of their respective members, officers, directors, agents,

                                    PLAN-21
financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, Reorganized Debtors, or any holder of a Claim against or Interest in any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or the Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

    On the Effective Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note Claims that voted in favor of the Plan and all holders of Class 5 Preferred Interests that voted in favor of the Plan shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, in respect of any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims or Class 5 Preferred Interests.

H.  Exculpation and Limitation of Liability

    The Reorganized Debtors, the Noteholders' Committee, each holder of the Senior Notes, and the holders of Preferred Stock, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

    Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, any holder of Preferred Stock, or the Noteholders' Committee, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

I.  Waiver of Enforcement of Subordination

    All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.

J.  Term of Injunctions or Stays

    Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect


                                    PLAN-22
until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K.  Binding Effect

    The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

L.  Revocation, Withdrawal, or Non-Consummation

    The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects,
(ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

M.  Committees

    On the Effective Date, the duties of any Committee shall terminate.

N.  Plan Supplement

    Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XIV.O hereof.

O.  Notices to Debtors

    Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           GLOBIX CORPORATION
           139 Centre Street
           New York, New York  10013
           Attn:  William A. Austin, Esq.
           Telephone: (212) 334-8500
           Facsimile: (212) 625-7474

    with copies to:

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           Four Times Square
           New York, New York  10036-6552
           Attn:  Jay M. Goffman
                  Frederick D. Morris
           Telephone: (212) 735-3000

                                      PLAN-23

           Facsimile: (212) 735-2000

                  -and-

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           One Rodney Square
           P.O. Box 636
           Wilmington, Delaware  19899-0636
           Attn:  Gregg M. Galardi
                  Robert A. Weber
           Telephone: (302) 651-3000
           Facsimile: (302) 651-3001

P.  Indemnification Obligations

    Except as otherwise specifically limited in this Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present and former directors, officers or employees (the "Covered Persons") pursuant to the Debtors' or Reorganized Debtors' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date, shall survive Confirmation of this Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date; provided, however, that except as set forth in this paragraph, the rights and obligations of the Reorganized Debtors in respect of the foregoing shall be satisfied solely from coverage afforded under any applicable director, officer and corporation liability insurance policies of the Debtors in effect as of the Petition Date (the "D&O Insurance"), up to the limits thereof. In the allocation of any loss arising from a claim or claims for which payment is due under the D&O Insurance, as between the Covered Persons and the Debtors, such payment or benefits will be allocated first to the Covered Persons. In addition to the indemnification obligations described in the preceding sentences, the indemnification obligations of the Reorganized Debtors to Covered Persons shall also include (i) the payment of all retentions under the D&O Insurance, (ii) the payment of legal expenses to persons who are directors, officers and employees as of January 11, 2002 (in respect of any position currently or formerly held by them), as well as any additional persons agreed to by the Noteholders' Committee and the holders of the Preferred Stock that are identified in the Plan Supplement, in connection with matters that are covered under the D&O Insurance, to the extent that such expenses are not advanced under the D&O Insurance, and (iii) notwithstanding the foregoing limitation, full indemnification to persons who are directors, officers and employees as of January 11, 2002 (in respect of any position currently or formerly held by them), as well as any additional persons agreed to by the Noteholders' Committee and the holders of the Preferred Stock that are identified in the Plan Supplement, in respect of any and all liability and expenses incurred as a result of actions or claims which may be asserted by holders of Class 4 Senior Note Claims or Class 5 Preferred Interests arising out of or in connection with their being holders of Senior Notes or Preferred Interests. Nothing in this Article shall be construed to limit the effect of any existing right that the Covered Persons may have directly from the D&O Insurance. Any indemnification obligations of the Debtors to Covered Persons that are not satisfied pursuant to this paragraph shall be discharged in accordance with subsection E of this Article and Sections 524 and 1141 of the Bankruptcy Code.

Q.  Governing Law

    Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

                                    PLAN-24

R.  Prepayment

    Except as otherwise provided in this Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

S.  Section 1125(e) of the Bankruptcy Code

    As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under this Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of New Securities under this Plan.

                                    PLAN-25

Dated:   Wilmington, Delaware
         April 8, 2002

                              GLOBIX CORPORATION
                              COMSTAR.NET, INC.
                              ATC MERGER CORP.
                              Debtors and Debtors-in-Possession

                              By: /s/
                                  ----------------------------------------------
                                  Gregory Leahy
                                  General Counsel



                              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              Attorneys for Globix Corporation., et al.
                              Debtors-in-Possession

                              By: /s/
                                  ----------------------------------------------
                                  Jay M. Goffman
                                  Frederick D. Morris
                                  Four Times Square
                                  New York, New York  10036-6522
                                  (212) 735-3000

                                        -and-

                              By:  /s/
                                   ---------------------------------------------
                                   Gregg M. Galardi (I.D. No. 2991)
                                   Robert A. Weber (I.D. No. 4013)
                                   P.O. Box 636
                                   One Rodney Square
                                   Wilmington, Delaware 19899
                                   (302) 651-3000

                    ALL EXHIBITS HAVE PREVIOUSLY BEEN FILED
                    AS EXHIBITS TO THE ORIGINAL PLAN, FILED
                    ON OR ABOUT MARCH 3, 2002, OR AS EXHIBITS
                    TO THE PLAN SUPPLEMENT, FILED ON OR
                    ABOUT APRIL 3, 2002.